Exhibit 21.1

List of subsidiaries of D-Wave Quantum Inc.

1.    DWSI Canada Holdings ULC

2.    DPCM Capital, Inc.

3.    D-Wave Quantum Technologies Inc.

4.    D-Wave Systems Inc.

5.    D-Wave Quantum Solutions Inc.

6.    D-Wave US Inc.

7.    D-Wave Government Inc.

8.    D-Wave Commercial Inc.

9.    Omni Circuit Boards Ltd.

10. D-Wave International Inc.

11. D-Wave Japan Co., Ltd.

12. D-Wave UK Ltd.

13. D-Wave Quantum Services Europe Limited

14. 1372934 B.C. Ltd.

15. 1372929 B.C. Ltd.